Exhibit 10.23

NEW YORK STOCK EXCHANGE, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Amended and Restated as of June 1, 1999

New York Stock Exchange, Inc.
Supplemental Executive Retirement Plan

The New York Stock Exchange. Inc. Supplemental Executive Retirement Plan, initially effective as of January 1, 1984, and amended and restated as of August 1, 1997, is now amended and restated into this form effective as of June 1, 1999.  The Plan is intended to provide supplemental retirement benefits to a select group of management and highly compensated employees of the New York Stock Exchange, Inc. and certain subsidiaries thereof which have adopted the Plan.  The benefits are intended to supplement the benefits payable under the Retirement Plan.

The benefits of any Participant who incurred a Termination of Employment prior to June 1, 1999, or the surviving beneficiary of any deceased Participant who died prior to June 1, 1999, shall be governed under the terms of the Plan in existence at the time of the Participant’s Termination of Employment (including as a result of death), except as otherwise specifically provided in the Plan.

Except as provided in Section 4(b) of the Plan, no retirement benefits are payable under this Plan with respect to any person who is not an employee of the NYSE or an Adopting Subsidiary at or after attainment of Age Fifty-Five (55) (even if such person is then working for a Qualifying Entity), and no death benefits are payable under this Plan with respect to any person who is not an employee of the NYSE, an Adopting Subsidiary or, if terminating with the NYSE or an Adopting Subsidiary after attaining Age Fifty-Five (55), a Qualifying Entity or a Subsidiary at the time of his death.

Section 1.              Definitions.  For purposes of this Plan, the following definitions apply:

1.1          “Account'' shall mean a book entry account under the Plan which may be established on behalf of a Participant pursuant to Section 7(c).

1.2          “Actuarial Equivalent” means, an amount equal in value on an actuarial basis, as determined by an actuary selected by the Committee, based upon the mortality and interest rates set forth herein.  An actuarially equivalent lump sum value will be determined using the mortality table prescribed by the Secretary of the Treasury pursuant to Section 417(e)(3) and an interest rate equal to (i) prior to January 1, 2000, the applicable immediate annuity discount rate, in effect one hundred and twenty (120) days prior to the Participant’s Retirement Date or death, prescribed by the Pension Benefit Guaranty Corporation for purposes of determining the present value of a benefit upon termination of an insufficiently funded trusteed single employer plan (under the methodology used by the Pension Benefit Guaranty Corporation) and (ii) on or after January 1, 2000, the Moody’s Aaa bond rate in effect one hundred and twenty (120) days prior to the Participant’s Retirement Date or death, minus 2.25%.

1.3          “Adopting Subsidiary” means any Subsidiary, while such a Subsidiary, which adopts the Plan as a participating employer with the approval of the NYSE.

1.4          “Age Fifty-Five” means the first day of the calendar month nearest a Participant’s fifty-fifth (55th) birthday, provided that if such birthday shall occur on a day equidistant from the first day of two months, then Age Fifty-Five shall be deemed to be the first day of the month during which such birthday occurs.

1.5          “AMEX Plan” means any defined benefit pension plan which is qualified under Code Section 401(a), or any other defined benefit pension plan, funded or unfunded, which is or has been maintained by American Stock Exchange, Inc., excluding any individual deferred compensation arrangements and defined contribution plans.

1.6          “Base Salary” means the base salary of a Participant (exclusive of (i) any payment in the nature of a bonus or award or premium for overtime or additional work and (ii) any payment under the Incentive Compensation Plan or any other incentive plan) before reduction in connection with participation in any plan in the nature of a deferred compensation plan (whether such plan provides for deferral of salary or bonus or award or Incentive Compensation Plan payment or premium or other compensation and whether or not such plan is qualified as a “cash or deferred arrangement” under Code Section 401(k), or otherwise, under the Code).

1.7          “Beneficiary” shall mean the individual designated by the Participant, on a form acceptable by the Committee, to receive benefits payable under this Plan in the event of the Participant’s death.  If no Beneficiary is designated, the Participant’s Beneficiary shall be his or her legal spouse, or if the Participant is not married, the Participant’s estate.  A Participant’s Beneficiary election (or any election to revoke or change a prior election) must be made and filed with the Committee, in writing, on such form(s) prescribed by the Committee.

1.8          “Board” means the Board of Directors of the NYSE.

1.9          “Code” means the Internal Revenue Code of 1986, as amended.

1.10        “Committee” means the Committee of at least two (2) individuals appointed by the Board for purposes of administering the Plan, or any successor committee.  If a Participant serves on the Committee, such Participant shall not be authorized to make any determinations or decisions with respect to his participation hereunder or with respect to payment of a Supplemental Benefit to such Participant hereunder.

1.11        “Compensation” means:  (i) with respect to a Participant who at the time of his Retirement or death has never been a Senior Officer, Base Salary; (ii) with respect to a Participant who is not a Senior Officer upon the earlier of his Retirement or death but had previously been a Senior Officer, Base Salary plus the amounts of payments made (or would have been paid if not for an election made pursuant to the New York Stock Exchange, Inc. ICP Award Deferral Plan to defer all or a portion of such amounts) under the Incentive Compensation Plan attributable to the respective months, in any period on or after January 1, 1986, during which the Participant’s Base Salary equaled or exceeded the Eligible Salary Level and the Participant was a Senior Officer; (iii) with respect to a Participant who is a Senior Officer at the time of the earlier of his Retirement or death, Base Salary plus the amounts of payments made (or would have been paid if not for an election made pursuant to the New York Stock Exchange, Inc. ICP Award Deferral Plan to defer all or a portion of such amounts) under the Incentive Compensation Plan attributable to the respective months, in any period after January 1, 1986, during which the Participant’s Base Salary equaled or exceeded the Eligible Salary Level.  Payments made (or would have been paid if not for an election made pursuant to the New York Stock Exchange, Inc. ICP Deferral Plan to defer all or a portion of such amounts) under the Incentive Compensation Plan shall be deemed attributable to the year, and the respective months or months in such year with respect to which such payments were earned, regardless of the times of making such payments.  No payment in the nature of a bonus or award or premium for overtime or additional work or otherwise paid to a Participant under any bonus or other plan or program existing prior to the inception of, or in any way apart from, the Incentive Compensation Plan, shall in any way be deemed to be a payment either under the Incentive Compensation Plan or included in any computation or determination of Eligible Salary Level or Final Average Compensation.

1.12        “Eligible Employee” means any Employee other than an Employee (i) whose primary place of employment with the Employer is outside of the United States and (ii) whose primary residence was outside of the United States upon the commencement of his employment with the Employer, unless such Employee is designated in writing as a Participant in this Plan by the Chairman of the NYSE.  Notwithstanding any other provision to the contrary, no person who has waived participation in the Plan under any individual compensation, retirement or other agreement shall be an Eligible Employee under the Plan.  An individual classified by the Employer at the time services are provided as either an independent contractor or an individual who is not classified as an Employee due to the Employer treating any services provided by him as being provided by another entity which is providing such individual’s services to the Employer shall not be eligible to participate in this Plan during the period the individual is so initially classified even if such individual is later retroactively reclassified as an employee during all or any part of such period pursuant to applicable law or otherwise.

1.13        “Eligible Salary Level” means an amount, increased each Supplemental Plan Year by the average salary increase percentage, if any, used in a budget, approved by the Board, for executive, managerial and professional employees of the NYSE.  The Eligible Salary Level for the 1999 Supplemental Plan Year is One Hundred Forty Six Thousand Four Hundred Eighty-Six Dollars ($146,486).  A Participant shall he deemed to have attained the Eligible Salary Level in any month in which his monthly Base Salary rate equals of exceeds one-twelfth (1/12) of the Eligible Salary Level for the applicable Supplemental Plan Year.

1.14        “Employee” means any person employed by the Employer.

1.15        “Employer” means the NYSE and any Adopting Subsidiary.

1.16        “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.17        “Final Average Compensation” means the annual average of a Participant’s Compensation as an Employee during the thirty-six (36) consecutive (ignoring, for this purpose, any breaks in continuous paid employment with the Employer) calendar months of employment with the Employer out of the last one hundred and twenty (120) months (or, if less than one hundred and twenty (120) months, the number of calendar months of employment with the Employer prior to the earlier of his Retirement or death) of such employment prior to the earlier of his Retirement or death which yields the highest average.  Such average is the result obtained by dividing the total Compensation of a Participant during the considered thirty-six (36) month period by three (3).  Compensation received from a Qualifying Entity shall not be considered (and any period of employment with a Qualifying Entity shall be ignored when calculating one hundred twenty (120) months or thirty-six (36) consecutive months).  Notwithstanding the foregoing, for purposes of determining a Participant’s Final Average Compensation under Section 9 herein, in the case of a Participant who was not an Employee for at least thirty-six (36) calendar months, Final Average Compensation shall mean the annual average of the Participant’s Compensation as an Employee during the consecutive (ignoring, for this purpose, any breaks in continuous paid employment with the Employer) calendar months of employment with the Employer determined by dividing the total Compensation of a Participant during such period of employment with the Employer by the number of years, including fractional parts thereof (but only full months shall be considered), for which such Compensation was paid.

1.18        “Incentive Compensation Plan” means the incentive plan adopted by the NYSE effective as of January 1, 1984, as amended.

1.19        “Minimum Benefit” means a minimum Supplemental Benefit equal to (i) the hypothetical vested monthly accrued benefit (based on the provisions of the Retirement Plan) in the Standard Form that the Participant (or in the case of the Participant’s death before benefits commence, the Participant’s Beneficiary) would have received under the Retirement Plan on the Participant’s actual Retirement Date (or death, if applicable) had he elected a distribution of his benefits under the Retirement Plan on such Retirement Date (or death, if applicable) and if the limitations of Code Sections 401(a)(17) and 415 (as applied under the Retirement Plan) did not apply, less (ii) the monthly benefit the Participant (or the Participant’s Beneficiary, if applicable) would receive under the Retirement Plan in the Standard Form if commenced on the Participant’s actual Retirement Date (or death, if applicable), after adjusting to the Actuarial Equivalent values as provided under the Retirement Plan.

1.20        “NYSE” means the New York Stock Exchange, Inc. and any successor by merger, consolidation, purchase or otherwise.

1.21        “Optional Distribution Form” shall mean:

(a)           With respect to a Participant who is married on his Retirement Date, one of the following forms of distribution of Supplemental Benefits:

(i)            A joint and 50% survivor annuity pursuant to which a life annuity shall be payable to the Participant during his lifetime after Retirement with fifty percent (50%) of such reduced benefit continued to the Participant’s spouse for the duration of the spouse’s lifetime after the death of the Participant;

(ii)           A joint and 75% survivor annuity pursuant to which a life annuity shall be payable to the Participant during his lifetime after Retirement with seventy-five percent (75%) of such reduced benefit continued to the Participant’s spouse for the duration of the spouse’s lifetime after the death of the Participant:

(iii)          A joint and 100% survivor annuity pursuant to which a life annuity shall be payable to the Participant during his lifetime after Retirement with one hundred percent (100%) of such reduced benefit continued to the Participant’s spouse for the duration of the spouse’s lifetime after the death of the Participant;

(iv)          A lump sum, based on the Actuarial Equivalent values hereunder, payable at the Optional Distribution Time elected by the Participant; and

(v)           Monthly installments over a period of twenty (20) years or less (in full years) commencing at the Optional Distribution Time elected by the Participant (the amount of each installment shall be determined by the Plan Administrator pursuant to a method uniformly applied to all Participants), provided the installment period shall not exceed the life expectancy of the Participant or Beneficiary.

(b)           With respect to a Participant who is not married on his Retirement Date, one of the following forms of distribution of Supplemental Benefits:

(i)            A lump sum, based on the Actuarial Equivalent values hereunder, payable at the Optional Distribution Time elected by the Participant; and

(ii)           Monthly installments over a period of twenty (20) years or less (in full years) commencing at the Optional Distribution Time elected by the Participant (the amount of each installment shall be determined by the Plan Administrator pursuant to a method uniformly applied to all Participants), provided the installment period shall not exceed the life expectancy of the Participant or Beneficiary.

Each Optional Distribution Form shall be the Actuarial Equivalent to the Standard Form of benefit.  The Optional Distribution Forms described in paragraphs (a)(iv), (a)(v), (b)(i) or (b)(ii) above shall be calculated without regard to the value of any potential (or scheduled) future cost of living increases.

1.22        “Optional Distribution Time” shall mean one of the following times, to the extent available under the Plan. to commence the distribution of Supplemental Benefits:

(a)           as soon as administratively feasible following the Participant's Retirement Date or death; or

(b)           the January next following the Participant’s Retirement Date or death.

1.23        “Participant” means any Eligible Employee who shall have become a Participant in the Plan pursuant to Section 3 herein.

1.24        “Plan” means the New York Stock Exchange, Inc. Supplemental Executive Retirement Plan, as amended from time to time.

1.25        “Qualifying Entity” means the Securities Industry Automation Corporation, the National Securities Clearing Corporation, The Depository Trust Company, and any of such entities’ subsidiaries designated by the NYSE as Qualifying Entities.  A Subsidiary of NYSE

may be designated as a Qualifying Entity by the NYSE for only limited purposes, including, without limitation, the nonoccurrence of Termination of Employment.

1.26        “Qualifying Entity Plan” means any defined benefit pension plan which is qualified under Code Section 401(a), or any other defined benefit pension plan, funded or unfunded, which is or has been maintained by a Qualifying Entity, excluding any individual deferred compensation arrangements and defined contribution plans.

1.27        “Retirement” under this Plan shall be deemed to occur the day after the date when a Participant, at or after the attainment of Age Fifty-Five (55), incurs both a Termination of NYSE Employment and a Termination of Employment.  If a Participant incurs a Termination of NYSE Employment prior to the attainment of Age Fifty-Five (55), Retirement shall not be deemed to occur.

1.28        “Retirement Date” means a Participant’s Early Retirement Date, Normal Retirement Date or Deferred Retirement Date, as follows:

(a)           “Early Retirement Date” shall be the first day of the first calendar month coinciding with or next following such time as the Participant has both attained Age Fifty-Five (55) and incurred a Retirement, provided such day shall be prior to the Participant’s Normal Retirement Date.

(b)           “Normal Retirement Date” shall be the first day of the calendar month nearest his sixty-fifth (65th) birthday, provided he has incurred a Retirement.  If such birthday shall occur on a day equidistant from the first day of two months, then his Normal Retirement Date shall be deemed to be the first day of the month during which such birthday occurs.

(c)           “Deferred Retirement Date” shall be the first day of a month nearest the date of commencement of a Participant’s Retirement, where such Retirement commences after the Participant’s Normal Retirement Date.  If such Retirement shall commence on a day equidistant from the first day of two months, then his Deferred Retirement Date shall be deemed to be the first day of the month during which such Retirement occurs.

1.29        “Retirement Plan” means the Revised Retirement Plan for Eligible Employees of the New York Stock Exchange and Subsidiary Companies (as revised and restated January 1, 1994), as amended from time to time.

1.30        “Senior Officer” means a full-time employee who is designated as a senior officer for purposes of the Plan by the Committee or the Board, in their sole discretion.

1.31        “Social Security Benefit” means the monthly amount (as determined by the Committee):

(a)           of “old-age insurance benefit,” as defined under Section 402 of Title II of the Social Security Act; or

(b)           paid under a national public or government-mandated pension program,

to which a Participant would be entitled on his own (and not as a spouse or otherwise) and without any reduction or deduction (for earnings or otherwise), determined as if such benefit commenced in the first month, coinciding with or next following the commencement of the Participant’s Supplemental Benefit, in which such benefit under the Social Security Act or applicable other national pension system could he payable to the Participant.

1.32        “Standard Form” means a straight life annuity with no contingent benefit and no period certain.

1.33        “Subsidiary” means any corporation (other than the NYSE and any Qualifying Entity) in an unbroken chain of corporations beginning with the NYSE if, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

1.34        “Supplemental Benefit” means any benefit payable under this Plan.

1.35        “Supplemental Plan Year” means the period designated as a “Plan Year” under the Retirement Plan.

1.36        “Termination of Employment” means termination of employment as an Employee of all of the Employers, Subsidiaries, and all Qualifying Entities for any reason whatsoever, including but not limited to death, disability, retirement, resignation or involuntary termination.  Notwithstanding the foregoing, a Termination of Employment shall not be deemed to occur if an Employee transfers to, or otherwise immediately commences employment with, a Qualifying Entity or a Subsidiary until such Employee incurs a Termination of Employment with all Employers, Subsidiaries (including, as provided in the next sentence, any former Subsidiaries) and all Qualifying Entities.  If a Subsidiary of the NYSE ceases to be a Subsidiary of the NYSE, an Employee of such entity will not he deemed to incur a Termination of Employment solely as a result of such change in status unless and until the Committee determines, in its sole discretion, that such Employee has incurred a Termination of Employment and when such Termination of Employment is deemed to have occurred.

1.37        “Termination of NYSE Employment” means termination of employment as an Employee of all of the Employers for any reason whatsoever, including but not limited to death, disability, retirement, resignation or involuntary termination.  If an Adopting Subsidiary ceases to be an Adopting Subsidiary, an Employee of such entity will not be deemed to incur a Termination of NYSE Employment solely as a result of such change in status unless and until the Committee determines, in its sole discretion, that such Employee has incurred a Termination of NYSE Employment and when such Termination of NYSE Employment is deemed to have occurred.

Section 2.              Service.

(a)           “Service” means the total sum of the periods of time, expressed as years and fractions of years (with such fraction representing completed months of employment), occurring prior to the earlier of a Participant’s Retirement or death as follows:

(i)            A period during which the Participant was continuously paid directly or indirectly or continuously entitled to payment for the performance of duties as an Employee of the Employer immediately prior to the Participant’s Retirement or death.  For purposes of this Plan, service as an Employee of the Employer shall be deemed to include service as an Employee of New York Stock Exchange, the unincorporated association which was the predecessor of NYSE, to the extent such service with such association immediately preceded such service with the Employer.

(ii)           A period during which the Participant was continuously paid directly or indirectly or continuously entitled to payment for the performance of duties as an employee of a Qualifying Entity; provided such period preceded, either immediately or within a “Limited Period Break in Service”, a period described in paragraph (i) above.

(iii)          A period during which the Participant was continuously paid directly or indirectly or continuously entitled to payment for the performance of duties as an employee of the Employer or a Qualifying Entity if such period preceded, either immediately or within a “Limited Period Break in Service”, a period described in paragraphs (i) or (ii) above.

(iv)          A period during which the Participant was on a leave of absence, either paid or unpaid, other than military leave, authorized by the Employer or a Qualifying Entity in connection with a period described in paragraphs (i), (ii) or (iii) above.

(v)           A period during which the Participant was absent from employment directly from the Employer or a Qualifying Entity in connection with a period described in paragraphs (i), (ii) or (iii) above in order to perform military service for the United States of America, provided that the Participant returns to the employ of the Employer or Qualifying Entity prior to the end of any period prescribed by the laws of the United States during which he has reemployment rights with the Employer or Qualifying Entity or as otherwise required by law.

(vi)          A period during which the Participant received payments under a short term disability plan or workers’ compensation plan maintained by the Employer or Qualifying Entity to comply with applicable state law in connection with a period described in connection with a period described in paragraphs (i), (ii) or (iii) above.

(vii)         A period during which the Participant received payments from the Employer or Qualifying Entity to supplement payments made to the Participant under a long term disability plan in connection with a period described in paragraphs (i), (ii) or (iii) above.

(viii)        A period during which the Participant was continuously paid directly or indirectly or continuously entitled to payment for the performance of duties as an employee of American Stock Exchange, Inc., but only if such period immediately preceded a period both for which the Participant was continuously entitled to payment for the performance of duties as an employee of a Qualifying Entity and which commenced within four (4) months of the date of incorporation of such Qualifying Entity, but not later than July 31, 1972.  For purposes of this Plan, service as an employee of American Stock Exchange, Inc. shall be deemed to include service as an employee of American Stock Exchange, the unincorporated association which was the predecessor of American Stock Exchange, Inc., to the extent such service with such association immediately preceded such service with American Stock Exchange, Inc.

Notwithstanding the foregoing, no period of time shall be included more than one time as Service.

(b)           “Limited Period Break in Service” means the number of consecutive years in a period of time, not exceeding the greater of (i) five (5) or (ii) the aggregate number of years of Service credited to such Participant for the period prior to the time his Service was broken, during which the Participant is not an Employee of the Employer or a Qualifying Entity.

(c)           No credit for benefit determination purposes will be given for any period of Service of a Participant with respect to which the Participant was required, but did not make, employee contributions to the Retirement Plan or Qualifying Entity Plan or with respect to which required employee contributions were made and have been, or will be, withdrawn and not repaid, with interest, as provided in the Retirement Plan or Qualifying Entity Plan.

(d)           Notwithstanding any other provision to the contrary, unless otherwise provided in writing by the Chairman of the NYSE, with respect to an individual whose primary residence is outside of the United States at the time his employment with the Employer commences.  Service shall not include any period of time in which such Participant’s primary place of employment with the Employer or a Qualifying Entity is outside of the United States.

(e)           For purposes of Section 2, any period prior to June 1, 1999 which was recognized as Service under the Plan prior to June 1, 1999 shall continue to be recognized as Service under the Plan on and after to June 1, 1999.

Section 3.              Eligibility for Participation.

An Eligible Employee shall become a Participant in the Plan on the first day of the month following the date upon which the Participant’s Base Salary equals or exceeds the Eligible Salary Level for thirty-six (36) months out of the latest one hundred twenty (120) months of employment (or, if the number of calendar months of employment with the Employer on such date is less than one hundred twenty (120) months, out of such shorter period) with the Employer.  An individual other than a Senior Officer shall cease to be a Participant on the first day of the month following the date upon which the Participant’s Base Salary has not equaled or exceeded the Eligible Salary Level for thirty-six (36) months out of the latest one hundred twenty (120) months of employment with the Employer.  Notwithstanding the foregoing, an Eligible Employee who is a Senior Officer shall become a Participant in the Plan on the first day of the month following the date upon which the Participant’s Base Salary equals or exceeds the Eligible Salary Level for at least one (1) month and, unless such Participant otherwise qualifies to be a Participant under the Plan, shall cease to be a Participant on the first day of the month following the date upon which the Participant is no longer a Senior Officer or at such other time as determined by the Committee,

Section 4.              Eligibility for Supplemental Benefit.

(a)           Except as provided under Section 9 herein and paragraph (b) below, notwithstanding anything else herein, a Participant shall not be eligible to receive benefits under the Plan if any of the following apply to the Participant:

(i)            such Participant’s Base Salary with the Employer does not equal or exceed the Eligible Salary Level for at least thirty-six (36) months out of the last one hundred twenty (120) months of employment (or, if the number of calendar months of employment with the Employer immediately prior to the Participant’s Termination of Employment is less than one hundred twenty (120) months, during such shorter period) with the Employer; or

(ii)           such Participant has not been employed by the Employer for at least an aggregate of thirty-six (36) months; or

(iii)          such Participant is not employed by an Employer on or after his attainment of Age Fifty-Five (55), for any reason whatsoever including, but not limited to, disability, termination prior thereto by the Participant with or without good reason, termination prior thereto by the  Employer with or without cause, or transfer from the Employer to a Qualifying Entity or any other employer.

(b)           The Chairman of the NYSE, in his sole discretion, may waive any of the requirements enumerated under paragraph (a) above with respect to any Participant who incurs a Termination of NYSE Employment at the initiation of the NYSE, as determined in the sole discretion of the Chairman, provided, however, that any such waiver with respect to the Chairman of the NYSE may only be made by the Human Resources Policy and Compensation Committee of the Board and any waiver made by the Chairman must be promptly communicated to the Human Resources Policy and Compensation Committee of the Board.  Any waiver pursuant to this paragraph shall only be effective if made in writing.

(c)           The Human Resources Policy and Compensation Committee of the Board may forfeit the benefits of a Participant or his Beneficiary under the Plan in the event that the Participant is discharged for willful, deliberate, or gross misconduct. or if such grounds exist at the time of the Participant’s Termination of NYSE Employment even if such Termination of NYSE Employment is for other reasons.  Such determination, and whether or not benefits shall be forfeited shall be determined by the Human Resources Policy and Compensation Committee of the Board in its sole discretion, based on the relevant facts and circumstances.

Section 5.              Supplemental Benefit.

(a)           Subject to paragraph (b) below, the monthly amount of a Participant’s Supplemental Benefit commencing on his Normal Retirement Date or Deferred Retirement Date shall be equal to the Participant’s Base Benefit, divided by twelve (12), minus the Participant’s Offset Amount.

(i)            A Participant’s “Base Benefit” shall be equal to the Participant’s Final Average Compensation multiplied by a percentage equal to the sum of:

A.                                   two and one-half percent (2-1/2%) for each of the first ten (10) years of the Participant’s Service, plus

B.                                     two percent (2%) for each of the next ten (10) years of the Participant’s Service, plus

C.                                     one and one-half percent (1-1/2%) for each of the next ten (10) years of the Participant’s Service, plus

D.                                    one percent (1%) for each year of Service thereafter.

(ii)                                  A Participant’s “Offset Amount” is the sum of:

A.                                   the sum of the amounts of the Participant’s monthly retirement benefit with respect to Service commencing on his Retirement in the form of a single life annuity, before adjustment for any pre-retirement joint and survivor coverage or any other form of benefit, under the Retirement Plan, a Qualifying Entity Plan (with regard to Service with the Qualifying Entity recognized under the Qualifying Entity Plan which is also recognized hereunder), or an AMEX Plan (with regard to Service with American Stock Exchange, Inc. recognized under an AMEX Plan which is also recognized hereunder); plus

B.                                     the amount of Participant’s Social Security Benefit.

(b)           Notwithstanding the foregoing, a Participant whose Retirement and Termination of NYSE Employment occurs on or after August 1, 1997 shall be entitled to receive as his Supplemental Benefit in lieu of the amount calculated under Section 5(a) above, the Minimum Benefit if such Minimum Benefit is greater than the Supplemental Benefit calculated pursuant to Section 5(a) above.

Section 6.              Early Retirement Benefit.

(a)           A Participant who incurs a Retirement prior to his Normal Retirement Date shall commence to receive a reduced Supplemental Benefit on his Early Retirement Date.

(b)           The monthly amount of a Participant’s Supplemental Benefit commencing on his Early Retirement Date shall be equal to the greater of the Participant’s Minimum Benefit or (x) - (y) where:

(i)            (x) is equal to one-twelfth (1/12) of the Participant’s Base Benefit, as computed under Section 5(a) herein, reduced by a percentage equal to the product of two percent (2%) times the number of years and fractional portion of a year elapsing between the date of his Early Retirement Date and the date of sixtieth (60) birthday.

There shall be no reduction if a Participant's Retirement occurs on or after his sixtieth birthday.

(ii)           (y) is equal to the sum of:

A.                                   the sum of the amounts of the Participant’s monthly retirement benefit with respect to Service available upon the Participant’s Early Retirement Date in the form of a single life annuity, before adjustment for any pre-retirement joint and survivor coverage, under the Retirement Plan, a Qualifying Entity Plan (with regard to Service with the Qualifying Entity recognized under the Qualifying Entity Plan which is also recognized hereunder), or an AMEX Plan (with regard to Service with American Stock Exchange, Inc. recognized under an AMEX Plan which is also recognized hereunder); plus

B.                                     With respect to a Participant whose Retirement is on or after his attainment of age sixty-two (62), the Participant’s Social Security Benefit amount and with respect to a Participant whose Retirement occurs prior to his attainment of age sixty-two (62), the Participant’s Social Security Benefit amount, but only with respect to the period after the Participant attains age sixty-two (62).

(c)           A Participant shall provide the Committee prior written notice of his election of an Early Retirement Date.

Section 7.              Payment.

(a)           Basic Form of Benefit.  Subject to (b) below, the Supplemental Benefit of a Participant who is not married on his Retirement Date shall be paid in the Standard Form and the Supplemental Benefit of a Participant who is legally married on his Retirement Date shall be paid in a joint and 50% survivor annuity, as described in (c) below.

(b)           Election of Optional Distribution Form.  A Participant shall have the right, in a writing filed with the Committee, to elect to have his Supplemental Benefit paid in an Optional Distribution Form, provided, that such election is made and filed with the Committee at least one (1) year prior to the Participant's Termination of Employment.  Such an election may be revoked by the Participant by written notice filed with the Committee at least one (1) year prior to Termination of Employment.  Notwithstanding the foregoing, (i) each Participant who is employed by the Employer or a Qualifying Entity on June 1, 1999, or each Eligible Employee who becomes a Participant thereafter, and (ii) each Eligible Employee who is permitted by the Committee, in its sole discretion, to make an election prior to becoming a Participant, shall be entitled to elect to have his Supplemental Benefit paid in an Optional Distribution Form, provided that such election is made and filed with the Committee prior to the end of the thirty (30) day period commencing on the later of (i) June 1, 1999 and (ii) the date the Employee becomes a Participant (whether or not such election is made prior to becoming a Participant).

(c)           Distribution Rules.

(i)            If a Participant is entitled to receive his Supplemental Benefit in a joint and survivor annuity and his spouse dies prior to the commencement of the payment of his Supplemental Benefit, the Participant’s Supplemental Benefit shall be payable in the Standard Form.

(ii)           If a Participant elects an Optional Distribution Form described in paragraphs (a)(iv), (a)(v) or (b) of Section 1.21, the Participant’s Supplemental Benefit shall be converted into an Actuarial Equivalent lump sum amount as of his or her Retirement Date, and credited to a book entry Account under the Plan in the name of the Participant.  The Committee may, in its sole discretion, deduct from the amount credited to the Account an amount equal to the federal taxes relating to the Participant’s Supplemental Benefits under the Plan that are imposed under the Federal Insurance Contributions Act or Federal Unemployment Tax Act.

(iii)          Payment of a Supplemental Benefit to a Participant under the applicable Distribution Form shall commence as soon as administratively feasible following the Participant’s Retirement Date or, if applicable, upon the Participant’s applicable Optional Distribution Time and thereafter shall continue to be paid in the first month of each successive calendar year until the total amount of such Participant’s Supplemental Benefit has been paid.

(iv)          With respect to an annuity form of payment of Supplemental Benefits, payment of Supplemental Benefits shall continue only until the death of the Participant, but shall be paid with respect to the entire calendar month in which such death occurs.  In the event that the Participant shall have elected to receive payment of his Supplemental Benefit in a joint and survivor annuity, survivor benefits shall commence only if such Beneficiary of the Participant shall have lived until the month following the month of the Participant’s death and shall continue until the death of the Participant’s Beneficiary, but shall be paid with respect to the entire calendar month in which such death occurs.

(v)           Notwithstanding any provision of the Plan to be contrary, any distribution from the Plan to a trust or estate which is the Beneficiary of a Participant shall be made in a lump sum regardless of the Participant's election.

Section 8.              Earnings.

(a)           Earnings (“Earnings”) shall be credited to the Participant’s Account (established pursuant to Section 7(c)) as follows:

(i)            The measuring alternative used for the measurement of Earnings on the amounts in a Participant’s Account, if applicable, shall be selected by the Participant in writing on a form prescribed by the Committee or, if permitted by the Committee, by telephonic or electronic transmission from among the various measuring alternatives offered by the Committee, unless the Committee decides in its sole discretion to designate the measuring alternative used for the measurement of Earnings.

(ii)           In the event that various measuring alternatives are made available, each Participant may change the selection of his or her measuring alternative as of the beginning of any calendar month (or at such other times and in such manner as prescribed by the Committee, in its sole discretion), subject to such notice and other administrative procedures as established by the Committee.  The Committee shall credit the Earnings computed under this Section to the balance in each Participant’s Account, if applicable, as of the last business day of each month, or such other dates as are selected by the Committee, in its sole discretion, at a rate equal to the performance of the measuring alternative selected by the Participant for the calendar quarter (or such other applicable period) to which such selection relates.

(iii)          In the event a Participant has commenced receipt of benefits under the Plan in the form of installment payments, the Participant’s Account shall continue to be credited with Earnings pursuant to this Section 6.1 until the final installment is paid.

(b)           The Committee may, in its sole discretion, establish rules and procedures for the crediting of Earnings and the election of measuring alternatives pursuant to this Section 6.

Section 9.              Death of Participant.

(a)           If a Participant dies prior to incurring a Termination of NYSE Employment, in lieu of all other benefits under the Plan, such Participant’s Beneficiary shall receive a benefit equal to the greater of the Actuarial Equivalent amount of (I) the greater of the amount computed under (i) or, if applicable, (ii) below, or (II) the applicable amount set forth on Exhibit A to the Plan.

(i)            A monthly benefit equal to the Participant’s Supplemental Benefit computed under Section 5 herein as if the Participant had incurred a Termination of Employment on the date immediately before the date on which the Participant died.

(ii)           If a Participant who is a Senior Officer dies prior to his Termination of NYSE Employment and shall have completed at least ten (10) years of Service and have attained Age Fifty-Five (55), a monthly benefit equal to fifty percent (50%) of the difference of (x) - (y), where:

(x)                                   is equal to one-twelfth (1/12) of the Participant’s Base Benefit amount, as computed under Section 5(a); provided that such Base Benefit shall be computed using the sum of the Participant’s years of Service to the first day of the month in which the Participant’s death occurred, plus the years (which, for the purpose of this calculation only, shall be deemed years of Service), if any, from the first day of the month in which the Participant’s death shall have occurred to the date when the Participant would have attained age sixty-five (65) should he have survived.

In calculating the foregoing amount, if the Participant dies prior to his sixty-fifth (65th) birthday, the Participant’s Final Average Compensation shall be based on the one hundred and twenty (120)

month period ending on the date when the Participant would have attained age sixty-five (65) should he have survived to such date, the amount of the monthly rate of Compensation shall be based on the Compensation applicable to the months within such period, and the amount of the monthly rate of the Participants Compensation applicable to the months within such period from the month in which the Participant’s death occurred to the month in which the Participant would have attained age sixty-five (65) shall be the sum of (a) the amount of the Participant’s Base Salary at the time of his death, plus (b) such amount as shall be the amount of the “Normal Target Award”, as defined under the Incentive Compensation Plan, for a person in the Participant's Salary Grade, as defined under the Incentive Compensation Plan, in effect at the time of the Participant’s death.

(y)                                 is equal to the sum of:

A.                                   the amounts of the Participant’s monthly retirement benefit with respect to Service accrued at the Participant’s death which would otherwise be available to the Participant if the Participant’s Retirement had occurred on his date of death and if the Participant had not died, in the form of a single life annuity, before adjustment for any pre-retirement joint and survivor coverage or any other form of benefit, under the Retirement Plan, a Qualifying Entity Plan (with regard to Service with the Qualifying Entity recognized under the Qualifying Entity Plan which is also recognized hereunder), or an AMEX Plan (with regard to Service with American Stock Exchange, Inc. recognized under an AMEX Plan which is also recognized hereunder); plus

B.                                     With respect to a Participant whose death is on or after his attainment of age sixty-two (62), the amount estimated by the Committee as the Participant’s Social Security Benefit amount to which the Participant would have been entitled as of his date of death if the Participant’s Retirement had occurred on his date of death and the Participant had not died; or with respect to a Participant whose death occurred prior to age sixty-two (62), the amount estimated by the Committee as the Participant’s Social Security Benefit amount commencing at age sixty-two (62), but only with respect to the period after the Participant would have attained age sixty-two (62), which the Participant would have been entitled to receive as of such date on which the Participant would have attained age sixty-two (62) had he survived, assuming the Participant’s Retirement Date had occurred on his date of death, and without any deduction with respect to the period from the Participant’s date of death to the date that the Participant would have attained age sixty-two (62).

The amount computed under Section 9(a)(ii) shall be reduced to its Actuarial Equivalent as if the Participant had not died, had a Retirement at age sixty-five (65) (if he died prior to age sixty-five (65)), and had elected a joint and survivor benefit in favor of his Beneficiary.

(b)           Notwithstanding the foregoing, the Participant's Beneficiary shall be entitled to receive a Minimum Benefit as his Supplemental Benefit in lieu of the amount calculated under Section 9(a) above if such Minimum Benefit is greater than the Supplemental Benefit calculated pursuant to Section 9(a) above.

(c)           If a Participant has attained Age Fifty-Five (55) at the time of his death, the Participant’s Beneficiary shall receive the applicable monthly benefit calculated pursuant to this Section 9 in the form of a monthly benefit for life, commencing on the first day of the month following the month in which the Participant’s death occurred, provided that the Participant shall have the right, in a writing filed with the Committee, to elect to have the monthly benefit calculated pursuant to this Section 9 paid to his Beneficiary, if applicable, in either:

(i)            A lump sum, based on the Actuarial Equivalent values hereunder, payable on the first day of the month following the month in which the Participant’s death occurred; and

(ii)           Monthly installments over a period of twenty (20) years or less (in full years), commencing on the first day of the month following the month in which the Participant’s death occurred (the amount of each installment shall be determined by the Plan Administrator pursuant to a method uniformly applied to all Participants).

(d)           If a Participant has not attained Age Fifty-Five (55) at the time of his death, the benefit to the Beneficiary of such Participant shall be payable on the first day of the month following the month in which the Participant’s death occurred in the form of a lump sum equal to the Actuarial Equivalent of the applicable monthly benefit calculated pursuant to this Section 9.

(e)           If the Beneficiary of a Participant shall die within seven (7) days of the Participant’s death and both the spouse’s death and the Participant’s death occurred in the course of or as a direct result of the same accident or other event, then for the purposes of this Section 9, such Beneficiary shall be deemed to have died before the Participant and no benefits shall be payable pursuant to this Section 9.

(f)            Death After Retirement Date.  In the event that a Participant dies on or after his Distribution Date, his Beneficiary shall receive such benefits, if any, as are provided pursuant to the form of benefit being received by the Participant at the time of his death.

Section 10.            Reemployment.

If a Participant is reemployed by the Employer after commencing to receive a Supplemental Benefit hereunder, the Employer shall have the right at its election to suspend benefits payable hereunder during such period of employment with an appropriate Actuarial Equivalent adjustment in his benefits when they recommence.  If the former Participant again becomes a Participant accruing benefits under the Plan, he shall cease to receive a Supplemental Benefit, his prior election as to his form of benefit shall be deemed canceled, he shall have his benefits recalculated based on his entire Service for the Employer offset by the Actuarial Equivalent of the previously received Supplemental Benefit, and benefits shall be payable in accordance with Section 8 and 9 above.  In no event shall the combined Supplemental Benefit (as actuarially adjusted to reflect Actuarial Equivalents) be greater than the Supplemental Benefit the Participant would have received if his Service had been continuous.

Section 11.            Life Insurance.

The Committee may require a Participant to assist the NYSE, in obtaining life insurance policies on the life of such Participant.  Such life insurance policies, if any, as determined by the NYSE. shall be owned by, and payable to, the NYSE or a trust established by the NYSE.  The Participant may be required to complete an application for life insurance, furnish underwriting information, including medical examination by a life insurance company-approved examiner, and authorize release of medical history to the life insurance company’s underwriter, as designated by the Committee.  No election of the NYSE to insure the life of any Participant shall give such Participant or any other person any right or interest in or to any insurance contract or policy issued to the NYSE or to a trust established by the NYSE, or in or to any proceeds thereof.

Section 12.            Administration.

(a)           In the event that the Social Security Administration shall furnish to the Employer a statement, in writing, in any form, regarding the Social Security Benefit amount to which a Participant shall or could be entitled or regarding the earnings history or other information relating to a Participant for purposes of matters related to the Social Security Act, the Committee may rely on any such information contained in any such statement.  In the event that the Social Security Administration or any other person shall not have furnished directly to the Employer a statement, by such time and in such form and manner and containing such information as the Committee may, in the Committee’s discretion, deem necessary or appropriate in order to make any such estimate of the amount of a Social Security Benefit as may be necessary for purposes of the Plan or to make any other estimate or determination in connection with the computation of any benefit which may or could be payable hereunder, the Committee from time to time may, but need not, make any such estimate or determination of any such Social Security Benefit or of any other amount or age or other factor as the Committee shall in the Committee’s discretion deem necessary or appropriate in connection with any such computation.  Without limitation of the foregoing provisions of this Section or of any other provisions hereof, the Committee shall have the authority, under rules of uniform application, to interpret the provisions of the Plan, to determine all facts relating to a Participant’s Service, age, compensation and employment status, and to estimate and determine value equivalencies relating to offset of payments or entitlements from the Retirement Plan or any Qualifying Entity Plan or under the Social Security Act and all such interpretations and determinations shall be conclusive.

(b)           All expenses in administering the Plan will be paid by the NYSE.  No Participant contributions to the Plan are required or permitted.

Section 13.            Claims Procedure.

(a)           The Committee shall be responsible for determining all claims for benefits under this Plan by the Participants or their beneficiaries, in its sole discretion, based on the Plan documents.  Within ninety (90) days after receiving a claim (or within up to one hundred eighty (180) days, if the claimant is notified of the need for additional time, including notification of the reason for the delay), the Committee shall notify the Participant or beneficiary of its decision in writing, giving the reasons for its decision if adverse to the claimant.  If the decision is adverse to the claimant, the Committee shall advise him of the Plan provisions involved, of any additional information which he must provide to perfect his claim and why, and of his right to request a review of the decision.

(b)           A claimant may request a review of an adverse decision by written request to the Committee made within sixty (60) days after receipt of the decision.  The claimant, or his duly authorized representative, may review pertinent documents and submit written issues and comments.

(c)           Within sixty (60) days after receiving a request for review (or up to one hundred twenty (120) days after such receipt if the Participant is notified of the delay and the reasons therefor), the Committee shall notify the claimant in writing of (i) its decision, (ii) the reasons therefor, and (iii) the Plan provisions upon which it is based.

(d)           The Committee may at any time alter the claims procedure set forth above, so long as the revised claims procedure complies with ERISA, and the regulations issued thereunder.

(e)           The Committee shall have the full power and authority to interpret, construe and administer this Plan in their sole discretion based on the provisions of the Plan documents and to decide any questions and settle all controversies that may arise in connection with the Plan.  The Committee’s interpretations and construction thereof, and actions thereunder, made in the sole discretion of the Committee, including any valuation of the Supplemental Benefit, any determination under this Section 13, or the amount of the payment to be made hereunder, shall be based on the Plan documents and shall be final, binding and conclusive on all persons for all persons.  No member of the Committee shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan.  To the extent that a form prescribed by the Committee to be used in the operation and administration of the Plan does not conflict with the terms and provisions of the Plan document, such form shall be evidence of (i) the Committee’s interpretation, construction and administration of this Plan and (ii) decisions or rules made by the Committee pursuant to the authority granted to the Committee under the Plan.

Section 14.            Construction of Plan.

This Plan is “unfunded” and Supplemental Benefits payable hereunder shall be paid by the NYSE out of its general assets.  Participants and their beneficiaries shall not have any interest in any specific asset of the NYSE as a result of this Plan.  Nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship amongst any Employer, the Committee, and the Participants, their beneficiaries or any other person.  Any funds which may be invested under the provisions of this Plan shall continue for all purposes to be part of the general funds of the NYSE and no person other than the NYSE shall by virtue of the provisions of this Plan have any interest in such funds.  To the extent that any person acquires a right to receive payments from the NYSE under this Plan, such right shall be no greater than the right of any unsecured general creditor of the NYSE.  NYSE may, in its sole discretion, establish a “rabbi trust” to pay Supplemental Benefits hereunder.

Each Employer shall be liable to NYSE for any portion of a Supplemental Benefit that is attributable to Service with such Employer equal to the proportion that such Participant’s Service with such Employer bears to the Participant’s entire Service.  No Participant shall have any claim against any Employer other than the NYSE.

Section 15.            Limitation of Rights.

Nothing contained herein shall be construed as conferring upon an Employee the right to continue in the employ of any Employer as an executive or in any other capacity or to interfere with the Employer’s right to discharge him at any time for any reason whatsoever.

Section 16.            Payment Not Salary.

Any benefit payable under this Plan shall not be deemed salary or other compensation to the Employee for the purposes of computing benefits to which he may be entitled under any pension plan or other arrangement of any Employer for the benefit of its employees.

Section 17.            Severability.

In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision never existed.

Section 18.            Withholding.

All payments under this Plan shall be subject to the withholding of such amounts relating to federal, state or local taxes as each Employer may reasonably determine it should withhold based on applicable law or regulations.

Section 19.            Assignment.

This Plan shall be binding upon and inure to the benefit of the Employers, their successors and assigns and the Participants and their heirs, executors, administrators and legal representatives.  In the event that any Employer sells or transfers all or substantially all of the assets of its business and the acquiror of such assets assumes the obligations hereunder, the Employer and the NYSE shall be released from any liability imposed herein and shall have no obligation to provide any benefits payable hereunder.

Section 20.            Non-Alienation of Benefits.

The benefits payable under this Plan shall not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind, and any attempt to cause any benefits to be so subjected shall not be recognized.

Section 21.            Governing Law.

To the extent legally required, the Code and Parts 1 and 5 of Title I of ERISA, shall govern the Plan and, if any provision hereof is in violation of any applicable requirement thereof, the Employer reserves the right to retroactively amend this Plan to comply therewith.  To the extent not governed by the Code and Parts 1 and 5 of Title I of ERISA, this Plan shall be governed by the laws of the State of New York, without regard to conflict of law provisions.

Section 22.            Amendment or Termination of Plan.

The Board (or a duly authorized committee thereof), or a person designated by the Board may, in his or its sole and absolute discretion, amend this Plan or any component plan thereof from time to time and at any time in such manner as he or it deems appropriate or desirable, and the Board (or a duly authorized committee thereof) or a person designated by the Board may, in its sole and absolute discretion, terminate the Plan or any component plan thereof for any reason or no reason from time to time and at any time in such manner as it deems appropriate or desirable.  Each Employer may withdraw from this Plan.  In the event an Employer withdraws from this Plan, effective as of the date of such withdrawal, there shall be no further accrual of benefits hereunder with regard to employees of such Employer.  Each Employer shall be liable to the NYSE for the vested obligations hereunder with respect to Supplemental Benefits paid to its employees or their Beneficiaries by the NYSE as provided under Section 14.  No amendment, termination or withdrawal shall reduce or terminate the then vested benefit of any Participant or a Participant’s Beneficiary.  Upon an amendment, termination or withdrawal, NYSE shall not be required to distribute a Participant’s Supplemental Benefit prior to the Participant’s Termination of Employment, but may do so at the discretion of the NYSE.

Notwithstanding the foregoing, no amendment or termination of the Plan may reduce the amount of benefits being paid to a retired Participant as of the date of the amendment or termination or, for any Participant who has attained Age Fifty-Five (55) and employed by the Employer on such date, the amount of benefit then accrued and otherwise payable at age sixty-five (65) based on the Participant's Service and Compensation from the Employer to the date of amendment or termination, unless he consents to such amendment or termination in writing.

Section 23.            Non-Exclusivity.

The adoption of the Plan by an Employer shall not be construed as creating any limitations on the power of the Employer to adopt such other supplemental retirement income arrangements as it deems desirable, and such arrangements may be either generally applicable or limited in application.

Section 24.            Non-Employment.

This Plan is not an agreement of employment and it shall not grant the employee any rights of employment.

Section 25.            Gender and Number.

Wherever used in this Plan, the masculine shall be deemed to include the feminine and the singular shall be deemed to include the plural, unless the context clearly indicates otherwise.

Section 26.            Headings and Captions.

The headings and captions herein are provided for reference and convenience only.  They shall not be considered part of the Plan and shall not be employed in the construction of the Plan.

Section 27.            Interpretation of the Plan.

The Committee shall have the authority to adopt, alter or repeal such administrative rules. guidelines and practices governing the Plan and perform all acts as it shall from time to time deem advisable; to construe and interpret the terms and provisions of the Plan; and to otherwise supervise the administration of the Plan.

Section 28.            Entire Agreement.

This Plan, along with the Participants’ elections hereunder, constitutes the entire agreement between the Employer and the Participants pertaining to the subject matter herein and supersedes any other plan or agreement, whether written or oral, pertaining to the subject matter herein.  No agreements or representations, other than as set forth herein, have been made by the NYSE or the Employer with respect to the subject matter herein.

IN WITNESS WHEREOF, the NYSE has caused this Plan to be executed this 28th day of May, 1999.

NEW YORK STOCK EXCHANGE, INC.

By:	/s/ FRANK Z. ASHEN
Title: SVP Human Resources

EXHIBIT A

Title or Equivalent	Service with NYSE	Amount
Group Executive Vice and President Executive Vice President	More than ten (10) years	Two (2) years Base Salary
	More than five (5) years but less than ten (10) years	One and one-half (1 1/2) years Base Salary
	Less than five (5) years	One (1) year Base Salary

Senior Vice President and Vice President	More than twelve (12) years	One and one-half (1 1/2) years
Base Salary
	Less than twelve (12) years	One (1) year Base Salary

Assistant Vice President	Fifteen (15) years or more	One (1) year Base Salary
	Less than Fifteen (15) years	Two (2) weeks Base Salary
for each year of Service

All Others	Fifteen (15) years or more	Nine (9) months Base Salary
	Less than Fifteen (15) years	Two (2) weeks Base Salary
for each year of Service

A-1

EXHIBIT B

1.             Notwithstanding any provision of the Plan to the contrary, the monthly benefit otherwise payable to an Eligible Retiree whose Retirement under the Plan occurred in any year listed below (or his surviving spouse) and who is receiving Supplemental Benefits in the form of an annuity shall be increased by the percentage indicated below corresponding to such year.

YEAR OF RETIREMENT	PERCENTAGE INCREASE
1984	20
1985	20
1986	20
1987	8
1988	8
1989	6
1990	6
1991	4
1992	4
1993	2
1994	2
1995	2
1996	2

Notwithstanding the foregoing, the foregoing increase shall be limited so that after such increase an Eligible Retiree’s (or his surviving spouse’s) annual benefit under the Plan, as of January 1, 1999 plus his (or his surviving spouse’s) annual Retirement Income (as defined in the Retirement Plan) under the Retirement Plan as of January 1, 1999, does not exceed $65,000.

2.             For purposes of Section 1 of this Exhibit B, an “Eligible Retiree” is a Participant who satisfied the requirements of Section 4(a) of the Plan (without reliance on Section 4(b)).

B-1